Exhibit 99.1

FOR RELEASE AT 3:00 PM CDT

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION

REPORTS FISCAL 2018 FOURTH QUARTER AND FULL YEAR

 OPERATING RESULTS

Milwaukee, Wisconsin – August 9, 2018 -- STRATTEC SECURITY CORPORATION (“STRATTEC” or the “Company”) (NASDAQ:STRT) today reported operating results for the fiscal fourth quarter and year ended July 1, 2018.

Fourth Quarter

Net sales for the fourth quarter ended July 1, 2018 were $116.7 million, compared to net sales of $108.4 million for the fourth quarter ended July 2, 2017.  Net income was $4.0 million in the current year quarter compared to $1.8 million in the prior year quarter.  Diluted earnings per share for the 2018 fourth quarter were $1.07 compared to $0.48 in the prior year quarter.

Net sales to each of our customers in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended
	July 1, 2018	July 2, 2017

Fiat Chrysler Automobiles	$33,263	$25,984
General Motors Company	21,675	22,518
Ford Motor Company	14,933	16,250
Tier 1 Customers	19,232	17,678
Commercial and Other OEM Customers	22,609	17,818
Hyundai / Kia	5,018	8,182
TOTAL	$116,730	$108,430

Sales to Fiat Chrysler Automobiles in the current year quarter increased over the same period in the prior year quarter due to a combination of higher vehicle production volumes and product content on the components we supply.  The decrease in sales to General Motors Company in the current year quarter compared to the prior year quarter related primarily to lower production volumes and content on products we supplied to Opel Automotive GmbH as part of our General Motors business.  We now supply these products directly to Opel Automotive whose sales are now included under “Commercial and Other OEM Customers” above.  Sales to Ford Motor Company decreased in the current year quarter due to lower production volumes on components we supply compared to the prior year quarter.  Sales to Tier 1 Customers increased in the current year quarter due to higher production volumes on products we supply.  Sales to Commercial and Other OEM Customers during the current year quarter increased in comparison to the prior year quarter mainly due to new customer programs at Honda of America Manufacturing Inc. and Volkswagen.  These customers, along with the Tier 1 Customers, primarily represent purchasers of vehicle access control products, such as latches, fobs, driver controls and door handles that we have developed in recent years to complement our historic core business of locks and keys.  The decreased sales to Hyundai / Kia in the current year quarter were principally due to lower levels of production on vehicles for which we supply components.

Gross profit margins were 11.3 percent in the current year quarter compared to 13.7 percent in the prior year quarter.  The decrease in gross profit margin in the current year quarter compared to the prior year quarter was attributed to the continuation from our previous quarters of higher production and expediting costs associated with new product launches occurring in fiscal year 2018; in particular in connection with the start-up of our new door handle paint facility in Leon, Mexico.

Engineering, Selling and Administrative expenses as a percent of net sales in the current year quarter were 8.7 percent compared to 10.9 percent in the prior year quarter. The reduction in overall operating expenses in the current year quarter was primarily due to lower outside expenditures on new product development costs.  During the prior year quarter, we utilized third party vendors for a portion of our development work, which resulted in higher operating expenses during the prior year quarter as compared to the current year quarter.

Also included in cost of goods sold and engineering, selling and administrative costs in the current year quarter were discretionary bonuses approved by the STRATTEC Board of Directors Compensation Committee of $1.0 million relating to the benefit of tax reform that reduced diluted earnings per share by $0.18 in comparison to the prior year quarter.

Included in Other Income (Expense), Net in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	July 1, 2018	July 2, 2017

Equity Earnings of VAST LLC Joint Venture	$1,299	$1,110
Equity Earnings (Loss) of STRATTEC Advanced Logic, LLC	115	(572)
Net Foreign Currency Transaction Gain	408	64
Other	258	(273)
	$2,080	$329

The improvement in equity earnings (loss) of STRATTEC Advanced Logic LLC in the current quarter relates to winding down this business to only selling commercial biometric locks in comparison to the prior year quarter.

The lower tax provision in the current year quarter was attributed to the impact of the new Federal tax law change generally referred to as the “Tax Cuts and Jobs Act of 2017,” which reduced the income tax provision by $2.1 million and increased diluted earnings per share by $0.57 in comparison to the prior year quarter end.

Full Year

For the fiscal year ended July 1, 2018, STRATTEC net sales were $439.2 million compared to net sales of $417.3 million during fiscal 2017.  Net income for fiscal 2018 was $12.3 million compared to net income of $7.2 million in the prior year.  Diluted earnings per share for the current year were $3.32 compared to diluted earnings per share of $1.96 in the prior year. The impact of the new Federal tax law in the current year reduced the income tax provision by $3.0 million and increased diluted earnings per share by $0.81 in comparison to the prior year.

Frank Krejci, President and CEO commented: “Thumbs up and thanks to our team for the progress we made in new product innovation, launching business which was awarded a couple of years ago, opening a new plant and another good year of winning new programs. That lays the groundwork for continued growth in sales and significant opportunities to erase inefficiencies related to simultaneous product launches and expansion initiatives”.

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market each company's products to global customers under the “VAST Automotive Group” brand name.  STRATTEC’s history in the automotive business spans over 110 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customers’ product recall policies, foreign currency fluctuations, uncertainties stemming from U.S. trade policies, tariffs and reaction to same from foreign countries and costs of operations (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Condensed Results of Operations
(In Thousands, except per share amounts)

	Fourth Quarter Ended		Years Ended
	July 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017
	(Unaudited)		(Unaudited)

Net Sales	$116,730	$108,430	$439,195	$417,325
Cost of Goods Sold	103,593	93,573	384,752	356,370
Gross Profit	13,137	14,857	54,443	60,955

Engineering, Selling & Administrative Expenses	10,135	11,805	41,168	46,113
Income from Operations	3,002	3,052	13,275	14,842

Interest Income	-	4	8	136
Interest Expense	(376)	(141)	(1,137)	(417)
Other Income (Expense), Net	2,080	329	5,552	1,833
Income before Provision for Income Taxes and Non-Controlling Interest	4,706	3,244	17,698	16,394

Provision for Income Taxes	114	224	2,070	4,284

Net Income	$4,592	$3,020	$15,628	$12,110

Net Income Attributable to Non-Controlling Interest	616	1,245	3,345	4,913

Net Income Attributable to STRATTEC SECURITY CORPORATION	$3,976	$1,775	$12,283	$7,197

Earnings Per Share:
Basic	$1.09	$0.49	$3.39	$2.01
Diluted	$1.07	$0.48	$3.32	$1.96
Average Basic Shares Outstanding	3,635	3,595	3,628	3,588

Average Diluted Shares Outstanding	3,705	3,680	3,703	3,670

Other
Capital Expenditures	$4,752	$10,368	$24,134	$37,010
Depreciation & Amortization	$4,034	$2,964	$14,585	$11,418

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	July 1, 2018	July 2, 2017
	(Unaudited

ASSETS
Current Assets:
Cash and cash equivalents	$8,090	$8,361
Receivables, net	73,832	64,933
Inventories, net	46,654	35,476
Other current assets	22,527	20,235
Total Current Assets	151,103	129,005
Investment in Joint Ventures	22,192	16,840
Other Long Term Assets	17,338	16,278
Property, Plant and Equipment, Net	116,542	111,591
	$307,175	$273,714

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$38,439	$39,679
Other	30,354	28,216
Total Current Liabilities	68,793	67,895
Accrued Pension and Post Retirement Obligations	2,379	2,495
Borrowings Under Credit Facility	51,000	30,000
Other Long-term Liabilities	1,757	610
Shareholders’ Equity	331,375	319,798
Accumulated Other Comprehensive Loss	(33,439)	(32,888)
Less: Treasury Stock	(135,778)	(135,822)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	162,158	151,008
Non-Controlling Interest	21,088	21,626
Total Shareholders’ Equity	183,246	172,714
	$307,175	$273,714

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)

	Fourth Quarter Ended		Years Ended
	July 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017
	(Unaudited)		(Unaudited)
Cash Flows from Operating Activities:
Net Income	$4,592	$3,020	$15,628	$12,110
Adjustment to Reconcile Net Income to Cash Provided by Operating Activities:
Equity Gain in Joint Ventures	(1,414)	(538)	(4,532)	(666)
Depreciation and Amortization	4,034	2,964	14,585	11,418
Foreign Currency Transaction (Gain) Loss	(722)	647	(549)	(1,128)
Unrealized Loss (Gain) on Peso Contracts	473	(863)	1,160	(2,010)
Deferred Income Taxes	2,739	1,851	1,029	1,851
Stock Based Compensation Expense	259	354	1,130	1,508
Change in Operating Assets/Liabilities	(6,713)	3,517	(21,457)	169
Other, net	(10)	33	(54)	(110)

Net Cash Provided by Operating Activities	3,238	10,985	6,940	23,142

Cash Flows from Investing Activities:
Investment in Joint Ventures	-	(150)	(125)	(400)
Additions to Property, Plant and Equipment	(4,752)	(10,368)	(24,134)	(37,010)
Other	29	(278)	341	(2,128)
Net Cash Used in Investing Activities	(4,723)	(10,796)	(23,918)	(39,538)

Cash Flows from Financing Activities:
Borrowings Under Credit Facility	3,000	6,000	24,000	36,000
Repayments Under Credit Facility	-	(2,000)	(3,000)	(26,000)
Dividends Paid	(509)	(503)	(2,034)	(2,012)
Dividends Paid to Non-Controlling Interest Of Subsidiaries	(600)	(200)	(2,817)	(1,964)
Contribution from Non-Controlling Interest Of Subsidiaries	-	-	-	2,940
Exercise of Stock Options and Employee Stock Purchases, Including Excess Tax Benefits From Stock Based Compensation	25	75	242	262

Net Cash Provided by Financing Activities	1,916	3,372	16,391	9,226

Foreign Currency Impact on Cash	622	(191)	316	54

Net Increase (Decrease) in Cash & Cash Equivalents	1,053	3,370	(271)	(7,116)

Cash and Cash Equivalents:
Beginning of Period	7,037	4,991	8,361	15,477
End of Period	$8,090	$8,361	$8,090	$8,361